Exhibit 10.44

Summary of Calendar 2012 Non-Employee Director Compensation

Harris Teeter Supermarkets, Inc. (the “Company”) compensates each member of its Board of Directors (the “Board”) who is not an employee of the Company or its subsidiaries.  Upon becoming a member of the Board of Directors and at each subsequent re-election thereto, non-employee directors receive an annual fee of $37,500 for services as a director, plus $2,500 for each Board meeting or committee meeting attended.  In addition to the general fees for directors described above, the Chairman of the Audit Committee of the Board is paid an additional annual fee of $6,000 for services as chairman of that committee.

Non-employee directors of the Company may defer the payment of the annual fee and/or Board and committee meeting fees pursuant to the Company’s Director Deferral Plan.  Fees deferred pursuant to the Director Deferral Plan are converted into units representing shares of Common Stock of the Company (the “Common Stock”) with a fair market value equal to the value of the fees deferred, and the number of units is then credited to the director’s account at the time such fees would otherwise be paid to the director, along with additional units representing the amount of any dividends or stock distributions.  Upon termination of service as a director or in the event of death, the number of stock units in the director’s account are delivered and paid in the form of whole shares of Common Stock to the director or a designated beneficiary, plus the cash equivalent for any fractional shares.

Pursuant to the provisions of the Company’s equity incentive plans, the Company typically grants a ten-year option to purchase 10,000 shares of Common Stock to each new non-employee director upon his or her initial election as director.  These options are immediately vested, and the exercise price of these options is equal to the average of the high and low sale price of a share of the Common Stock on the date of the director’s election.

The Company grants additional compensation to its non-employee directors from time to time, at the Board’s discretion.  This additional compensation generally takes the form of discretionary contributions by the Company to the Director Deferral Plan for the benefit of each non-employee director, however, other award types may be granted in the future at the discretion of the Board and/or the independent members of the Board.  Each non-employee director receives a discretionary Company contribution of $25,000 paid into the Direct Deferral Plan and converted into units as discussed above.

The Company also provides $100,000 of term life insurance coverage, personal group excess liability insurance coverage, and certain perquisites for each non-employee director.